The Committee of Concerned Luby's Shareholders, P. O. Box 6983,
Tyler, Texas 75711, 800/657-2286
E-mail: Information@LubysShareholders.org

WHAT IS THE BOD'S CONCEPT OF THE "GOLDEN RULE"?

     Several months ago, the Committee of Concerned Luby's Shareholders requested that Luby's inform the Committee of the rules/protocols to be employed by Luby's in conducting the Annual Meeting. Initially, Luby's informed the Committee that a writing containing the rules/protocols would be provided by December 15, 2000. Shortly before December 15, 2000, the Committee repeated its request and reminded Luby's of its prior representation. Luby's took the position that information as to the rules/protocols was not "available," but would be provided to the Committee "at the appropriate time." The Committee further inquired of Luby's as to when it anticipated "the appropriate time" would arrive. Luby's has failed, and thus refused, to respond.
     Has the "Golden Rule" for the BOD become "Those who have the gold make the rules"?

WHO "COUNTS"?

     Stalin has been paraphrased as saying, "Those who caste ballots do not determine the outcome of an election. Those who count the ballots do."
     Several months ago, the Committee requested that Lubys appoint three (3) independent inspectors of election. Luby's has not informed the Committee whether it will do so. The Committee requested that Luby's inform the Committee of the identity of the inspectors of election. Again, Luby's has failed, and thus refused, to do so.

SILENCING "LAMBS"?

     After collective capitalization losses of $1/3 billion in the past three years, Shareholders might have something to say at the Annual Meeting. The Committee has concerns as to whether all Shareholders who want to be heard will be allowed to speak at the Annual Meeting. Will the BOD impose artificial time constraints to silence criticism? Will the BOD impose physical restraints, e.g. no easily available microphones?


MORE THAN GAMES!

     The BOD should understand that Shareholders will not tolerate games of hide-the-ball and an apparent lack of understanding of the fundamental principles of fairness. We, as Shareholders, are entitled to and do rightfully expect more from persons with whom we entrust the future of Luby's.


PLEASE VOTE THE BLUE PROXY.